Exhibit 99.1 Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Voice: (631) 547-6520

Allion Healthcare Announces Planned Departure of CFO Jim Spencer

MELVILLE, NY – July 10, 2007 – Allion Healthcare, Inc. (NASDAQ: ALLI), a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, today announced the planned departure of James G. Spencer, Chief Financial Officer, Secretary and Treasurer, effective July 20, 2007.  Mr. Spencer, who joined Allion as CFO in 2004, will become CFO of iBiquity Digital Corporation, a privately held provider of high definition radio technology, which is headquartered in Columbia, Maryland near Mr. Spencer’s current residence in Baltimore, Maryland.  Allion anticipates that Mr. Spencer may be available on a limited basis after his departure to assist the Company with an orderly transition.  Allion further announced that Steve Maggio, the Company’s Director of Finance, will assume the CFO’s responsibilities on an interim basis, until Allion completes a formal search and evaluation to appoint the most qualified successor.

Mike Moran, Chairman, President and Chief Financial Officer of Allion, commented, “We are highly appreciative of Jim’s many contributions to the profitable growth of Allion during the last three years, a period in which our revenues more than tripled and in which we became a public company.  While we are sorry to see Jim leave Allion, we understand his desire to work near his family, and we wish him well in his new endeavor.”

About Allion Healthcare, Inc.
Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy.  Allion offers nationwide pharmacy care from its pharmacies in California, New York, Washington, and Florida. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors, to improve clinical outcomes and reduce treatment costs for patients.

Contact:
Allion Healthcare, Inc.
Jim Spencer, Chief Financial Officer
(631) 870-5126